SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange

Commission that it registers under and pursuant to the provisions of Section 8(a) of the

Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information

Name:

ROGÉ PARTNERS FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):

630 Johnson Avenue, Suite 103

Bohemia, New York 11716

Telephone Number (including area code):  (631) 218-0077

Name and Address of Agent for Service of Process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment

Company Act of 1940 concurrently with the filing of Form N-8A

Check Appropriate Box:

Yes [X]

No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the City of Bohemia, New

York, on the 22 day of April, 2004.

Rogé Partners Funds

/s/ Ronald W. Rogé___________

By:  Ronald W. Rogé, Chairman

ATTEST:  _/s/ Steven M. Rogé_

     By:  Steven M. Rogé